UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2021

NuVasive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 909-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NUVA	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On January 29, 2021, the Board of Directors (the “Board”) of NuVasive, Inc. (the “Company”), following the recommendation of the Nominating, Corporate Governance and Compliance Committee of the Board, elected Siddhartha C. Kadia, Ph.D. to serve as a director of the Company, effective February 1, 2021.  Dr. Kadia will serve as a Class II director and will stand for re-election to the Board at the Company’s 2021 Annual Meeting of Stockholders.

In connection with the election of Dr. Kadia to the Board, the Board approved an increase in the size of the Board from nine to ten members. Following the election of Dr. Kadia to the Board, the Board is now comprised of ten directors, eight of whom are independent non-employee directors. There are no arrangements or understandings between Dr. Kadia and any other person pursuant to which he was elected as a director of the Company, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) between Dr. Kadia and the Company. Dr. Kadia has not yet been appointed to any committee of the Board.

Dr. Kadia, age 51, most recently served as President and Chief Executive Officer of EAG Laboratories, a global scientific services company providing analytical testing and consulting solutions, from 2014 through 2018.  Prior to joining EAG Laboratories, Dr. Kadia spent nine years with Life Technologies Corporation and its predecessor Invitrogen Corporation.  Dr. Kadia held a number of leadership positions, including President of the Life Sciences Division, Chief Marketing Officer, President of Life Technologies Greater China and President of Life Technologies Japan Ltd.  Prior to joining Life Technologies, Dr. Kadia was a management consultant at McKinsey & Company in the Healthcare Practice, assisting global medical device companies, local and state governments and healthcare providers.  Dr. Kadia earned a B.E. in electronics and telecommunications from Gujarat University in India, an M.S. in biomedical engineering from Rutgers University, and a Ph.D. in biomedical engineering from Johns Hopkins University. He currently serves as a board member of ALS Limited, an ASX listed company headquartered in Australia.  Dr. Kadia’s board experience also includes service as a director of several private companies, as well as prior public company board service as a director of Volcano Corporation, Newport Corporation and Horizon Discovery Group plc.

Pursuant to the Company’s current non-employee director compensation package and under the Company’s 2014 Equity Incentive Plan, Dr. Kadia will be awarded a pro-rated annual grant of restricted stock units (“RSUs”) on February 1, 2021, subject to vesting on the date of the 2021 Annual Meeting of Stockholders. The RSUs will be granted with a grant date value of $55,178 which reflects $190,000 pro-rated for the period February 1, 2021 to May 18, 2021 (the anticipated date of the 2021 Annual Meeting of Stockholders). The number of shares of the Company’s common stock subject to the RSUs will be calculated by dividing the grant date value by the Company’s closing stock price on the grant date. Dr. Kadia will also receive an annual cash retainer of $70,000 for his Board service, payable quarterly.  Dr. Kadia has entered into an indemnification agreement with the Company in substantially the form filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014.

On February 1, 2021, the Company issued a press release announcing the election of Dr. Kadia to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by NuVasive, Inc. on February 1, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.

Date: February 1, 2021	/s/ Matthew K. Harbaugh
Matthew K. Harbaugh
Executive Vice President and Chief Financial Officer